Exhibit 99.1

Eastside Distilling Acquires MotherLode Craft Spirits Bottling Business

Allen Barteld to Remain MotherLode's CEO and Expand Services to Craft Distillers and Private Labelers

Portland, ORE - March 14, 2017 - Eastside Distilling, Inc. (OTCQB: ESDI) ("Eastside" or the "Company"), a producer of award-winning hand-crafted spirits, today announced the acquisition of MotherLode Craft Distillery, a Portland, Oregon based provider of bottling services and production support to craft distilleries. Since its founding in 2014 by Allen Barteld, the mission of MotherLode has been to enable craft distillers to increase their production and extend their product lines, reducing cost and increasing efficiency, thereby freeing them to focus on their craft. The typical MotherLode customer is a distillery of small batch, hand-crafted spirits, or a premium craft spirit sold as a private label.

Eastside plans to relocate much of its own operations to MotherLode’s facility and jointly expand both companies manufacturing resources. Plans are in place for a pneumatic bottling line, allowing for a 5 times increase in bottling rate, and large volume spirit handling capability. The Company believes the MotherLode operations will be immediately accretive to earnings. The Company further believes that cost reductions associated with the acquisition and relocation will exceed $200,000 per annum.

In addition to bottling services for distillers and other producers of spirits, MotherLode bottles "private label" craft spirits for customers who have on-premise or off-premise licenses including retail and liquor stores, bars, restaurants, events, and businesses who want to take advantage of the benefits that come from having their brand clearly printed on a label. MotherLode’s premium craft spirits can also be private labeled for corporate gifts, wedding, birthdays and other personal events.

As previously announced, Eastside has retained Portland-based spirits branding firm, Sandstrom Partners, whose previous work includes Aviation Gin, Bulleit Bourbon, Stillhouse and St. Germain. Management believes that MotherLode can help with new product development and the implementation of Eastside's spirits branding initiatives.

Grover Wickersham, Executive Chairman of Eastside Distilling, commented, “The MotherLode acquisition is expected to be accretive on many levels, with a payback targeted to occur within one year to 18 months. A high point of this merger is the recruitment on a long-term contract of Allen Barteld, a foresighted entrepreneur who adds to our team. We hope to accelerate Allen's efforts in the growing third-party craft bottling market.”

Wickersham added, "As other opportunities to grow by acquisition arise, we will continue to take advantage of being a public company. We can bring entrepreneurial businesses like MotherLode into our organization while offering their investors the liquidity of publicly traded stock."

Allen Barteld, Founder of MotherLode Craft Distillery, commented, “We are extremely excited to be joining forces with Eastside Distilling, a fellow Portland-area craft distiller. Portland is known for its excellent craft spirits. I look forward to leveraging the capabilities of MotherLode’s bottling equipment and customer relationships for the overall benefit of Eastside. This is an exciting time to be involved in the craft spirits space.”

Mel Heim, Executive VP of Operations and Master Distiller of Eastside Distilling, exclaimed, "Working with Allen to grow the business is going to be great. What an exciting opportunity this gives us to help others in the craft spirit community bring their ideas to market!”

Eastside Distilling issued 260,000 Common Shares for the acquisition of the MotherLode, LLC. Based on the closing share price of Eastside’s stock of $1.45 on March 8, 2017, the value of the transaction was $377,000 which is approximately equal to the revenues of MotherLode in 2016. Additionally, Eastside entered into an employment agreement with Allen Barteld and issued its standard employee stock options, with vesting over five years. Additional terms of the transaction can be found in the Form 8-K filed by the company today.

About Eastside Distilling

Eastside Distilling, Inc. (OTCQB: ESDI) is located in Southeast Portland's Distillery Row, and has been producing high-quality, master crafted spirits since 2008. Makers of award winning spirits, the company is unique in the marketplace and distinguished by its highly decorated product lineup that includes Barrel Hitch American Whiskies, Burnside Bourbon, Below Deck Rums, Portland Potato Vodka, and a distinctive line of infused whiskeys. All Eastside spirits are master crafted from natural ingredients for unparalleled quality and taste. The company is publicly traded under the symbol OTCQB: ESDI. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

Investors:
Robert Blum, Joe Diaz or Joe Dorame
Lytham Partners, LLC
(602) 889-9700
esdi@lythampartners.com